Exhibit 99.1

Primus Announces Excess Cash Flow Offer to Purchase 13% Notes

MCLEAN, VA – April 19, 2011 – Primus Telecommunications Group, Incorporated (OTCBB: PMUG) (“Primus” or the “Company”), a global facilities-based integrated provider of advanced telecommunications products and services, announced today the commencement of an offer to purchase (the “Offer to Purchase”) up to 5,200 Units, each such Unit consisting of $1,000 principal amount of 13% Senior Secured Notes due 2016 (the “Notes,” CUSIP Nos. 74164BAD4, U74197AB7 and 74164BAE2) issued by Primus Telecommunications Holding, Inc. and Primus Telecommunications Canada Inc. (together, the “Offerors”), both wholly owned subsidiaries of the Company. The Offer to Purchase will expire at 5:00 p.m., New York City time, on May 17, 2011, unless extended (the “Expiration Time”).

The Offer to Purchase is being made pursuant to the terms of the indenture governing the Notes (the “Indenture”). The Indenture requires the Offerors to make an offer to purchase Notes using 50% of the Company’s Excess Cash Flow (as defined in the Indenture) for the fiscal year ended December 31, 2010, or $5.20 million (the “Offer Amount”).

In accordance with the Indenture and subject to the terms and conditions of the Offer to Purchase, the Offerors will pay a purchase price in cash equal to 100% of the principal amount of Notes validly tendered (and not validly withdrawn) prior to the Expiration Time that are accepted, plus accrued but unpaid interest thereon to the settlement date for the Offer to Purchase (the “Payment Date”). If the aggregate principal amount of Notes validly tendered in the Offer to Purchase exceeds the Offer Amount, Notes will be accepted for purchase on a pro rata basis, such that the aggregate principal amount of Notes purchased does not exceed the Offer Amount. Tenders may be validly withdrawn no later than the Payment Date.

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the excess cash flow offer to purchase and the related letter of transmittal that Primus is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the excess cash flow offer to purchase and related letter of transmittal.

About Primus

Primus is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia and Brazil. Primus is also one of the leading international carrier service providers to fixed and mobile network operators worldwide. Primus owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia and Brazil. Founded in 1994, Primus is headquartered in McLean, Virginia.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events or developments that Primus expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the Offer to Purchase, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including Primus’s most recent Annual Report on Form 10-K on file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, Primus does not intend to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

Primus Investor Relations Contacts:
Primus Richard Ramlall, SVP Corporate Development and Chief Communications Officer 703-748-8050 ir@primustel.com	Lippert/Heilshorn & Assoc., Inc. Carolyn Capaccio 212-838-3777 ccapaccio@lhai.com